Exhibit 99.1

Neuronetics Secures Up To $60 Million in New Debt Financing with SLR Capital Partners, Provides Greenbrook TMS with $6.0 Million Promissory Note

MALVERN, Pa., April 4, 2023 (GLOBE NEWSWIRE) — Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company with a strategic vision of transforming the lives of patients whenever and wherever they need help with the best neurohealth therapies in the world, today provided a corporate update which includes entering into a new credit facility with investment affiliates managed by SLR Capital Partners, LLC (“SLR”) and providing Greenbrook TMS (“Greenbrook”) with a promissory note as part of an updated TMS device supply agreement.

New Credit Facility with SLR

The Company today announced that it has entered into an amendment to its senior secured credit facilities with SLR, which collectively provide for borrowings of up to $60.0 million, comprised of $37.5 million in three tranches of term loans, a “Term A Loan” in an aggregate amount of $35.0 million, a “Term B Loan” in an aggregate amount of $2.5 million, and a “Term C Loan” in an aggregate amount of $22.5 million. The Term A Loans were fully drawn prior to the effectiveness of the Amendment. On March 29, 2023, the Company borrowed an aggregate amount of $2.5 million under the Term B Loan. The maturity date of the $60 million facility is March 29, 2028. Prior to the amendment, the maturity date of the Term A Loans was February 28, 2025.

“We are delighted to complete this successful, non-dilutive debt financing. The incremental capital will further strengthen our balance sheet, allowing the company to drive the continued commercial adoption of NeuroStar Advanced Therapy for Mental Health and with the continued goal of achieving cash flow breakeven in 2024,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “We would like to express our appreciation for SLR’s ongoing support, and we look forward to continuing our long-term partnership.”

The maturity date of the credit facilities is March 29, 2028. The annual interest rate is equal to SOFR plus 5.65%, payable monthly in arrears. SOFR shall mean the greater of 1) SOFR for a term of one month and 2) 3.95% per annum. Rate shall reset monthly. The term loan facility provides for at least 36 months of interest-only payments at closing.

Updated TMS Device Supply Agreement with Greenbrook

The Company today announced that it has converted approximately $5.9 million of Greenbrook’s outstanding accounts payable balance to the Company and related transaction expenses into a $6.0M senior secured promissory note.

“Greenbrook has been a strong partner for us for many years and has been instrumental in growing the adoption of TMS as a therapy for mental illness,” said Mr. Sullivan. “We are happy to provide the additional cash flow buffer, which will help Greenbrook execute on its growth strategy moving forward.”

All amounts borrowed under the Note will bear interest at a rate equal to the sum of (a) the floating interest rate of daily secured overnight financing rate as administered by the Federal Reserve Bank of New York on its website, plus (b) 7.65%. The Note matures on March 31, 2027. The Company has taken a security interest in all Greenbrook’s assets on a pari passu with Greenbrook’s lender and, under certain circumstances, will receive warrants to purchase Greenbrook shares at a discount to market.

Additionally, Greenbrook has agreed to relocate the NeuroStar systems from the treatment centers that will be closed in connection with Greenbrook’s recently announced Restructuring Plan, to be installed and utilized in Greenbrook’s treatment centers that will remain open.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience, Neuronetics is redefining patient and physician expectations with its NeuroStar Advanced Therapy for Mental Health. NeuroStar is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication has not helped. NeuroStar is FDA-cleared for adults with major depressive disorder (MDD), as an adjunct for adults with obsessive-compulsive disorder (OCD), and to decrease anxiety symptoms in adult patients with MDD that may exhibit comorbid anxiety symptoms (anxious depression). NeuroStar Advanced Therapy is the leading transcranial magnetic stimulation (TMS) treatment for MDD in adults with over 5.3 million treatments delivered. NeuroStar is backed by the largest clinical data set of any TMS system for depression, including the world’s largest depression Outcomes Registry. Neuronetics is committed to transforming lives by offering an exceptional treatment that produces extraordinary results. For safety and prescribing information, NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to the Company’s business outlook and cash flow expectations. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of public health crises on the Company’s operations, manufacturing and supply chain interruptions or delays; the Company’s ability to execute its business strategy; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy for Mental Health System to generate revenues; the scale and efficacy of the Company’s salesforce; the Company’s ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy for Mental Health System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Neuronetics Investor Contact:

Mike Vallie or Mark Klausner

ICR Westwicke

443-213-0499

ir@neuronetics.com

Neuronetics Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com